SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made effective as of the ______day of _________________, 2007.

BETWEEN:

THE SUBSCRIBER NAMED ON THE EXECUTION PAGE
TO THIS AGREEMENT

(hereinafter called the "Subscriber")

OF THE FIRST PART

AND:

IMVISION THERAPEUTICS INC.,
a Nevada corporation

(hereinafter called the “Company")

OF THE SECOND PART

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions

1.1 The following terms will have the following meanings for all purposes of this Agreement.

(a)	"Agreement" shall mean this Agreement, and all schedules and amendments to in the Agreement.

(b)	“Common Stock” means the shares of common stock of the Company, $0.001 par value per share.

(c)	"Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

(d)	"Offering" shall mean the offering of up 10,000,000 shares of Common Stock by the Company at a price of $0.40 per share.

(e)	“Prospectus” means the prospectus forming a part of the Registration Statement, as amended and supplemented from time to time in accordance with the rules and requirements of the Securities Act.

(f)	“Purchase Price” means the purchase price payable by the Subscriber to the Company in consideration for the purchase and sale of the Shares in accordance with Section 2.1 of this Agreement.

(g)	“Registration Statement” means the registration statement on Form SB-2 filed by the Company with the SEC pursuant to the Securities Act, as amended.

(h)	"SEC" shall mean the United States Securities and Exchange Commission.

(i)	"Securities Act" shall mean the United States Securities Act of 1933, as amended.

(j)	"Shares" means those shares of Common Stock to be purchased by the Subscriber.

(k)	“Subscriber” shall mean the Subscriber executing the signature page to this Agreement.

1.2 All dollar amounts referred to in this agreement are in United States funds, unless expressly stated otherwise.

2. Purchase and Sale of Shares

2.1 Subject to the terms and conditions of this Agreement, the Subscriber hereby subscribes for and agrees to purchase from the Company such number of Shares as is set forth upon the signature page hereof at a price equal to $0.40 US per Share. Upon execution, the subscription by the Subscriber will be irrevocable.

2.2 The Subscriber will complete the purchase of the Shares by delivering to the Company payment of the Purchase Price concurrently with the execution and delivery of this Subscription Agreement by (i) cheque, bank draft on cashier’s cheque payable to the Company, or (ii) wiring funds to the bank of account of the Company in accordance with wire transfer instructions provided by the Company to the Subscriber.

2.3 Upon execution by the Company, the Company agrees to sell such Shares to the Subscriber for the Purchase Price subject to the Company's right to sell to the Subscriber such lesser number of Shares as it may, in its sole discretion, deem necessary or desirable.

2.4 Any acceptance by the Company of the Subscription is conditional upon compliance with all securities laws and other applicable laws of the jurisdiction in which the Subscriber is resident. Each Subscriber will deliver to the Company all other documentation, agreements, representations and requisite government forms required by the lawyers for the Company as required to comply with all securities laws and other applicable laws of the jurisdiction of the Subscriber.

2.5 Pending acceptance of this subscription by the Company, all funds paid by the Subscriber shall be deposited by the Company and immediately available to the Company for its corporate purposes. In the event the subscription is not accepted, the subscription funds will be returned to the Company as promptly as possible.

2.6 The Subscriber hereby authorizes and directs the Company to deliver the certificates representing the securities to be issued to such Subscriber pursuant to this Agreement to the Subscriber’s address indicated on the signature page of this Agreement.

2.7 The Subscriber acknowledges and agrees that the subscription for the Shares and the Company's acceptance of the subscription is not subject to any minimum subscription for the Offering.

3. Agreements, Representations and Warranties of the Subscriber

3.1 The Subscriber acknowledges and agrees that offer and sale of the Shares has been registered by the Company under the Securities Act by the filing of the Registration Statement with the Securities and Exchange Commission.

3.2 The Subscriber acknowledges receipt from the Company of a Prospectus prior to the execution of this Agreement and confirms that the Subscriber has had the opportunity to review the Prospectus and to discuss the Prospectus and an investment in the Shares with the Subscriber’s professional advisors prior to execution of this Agreement.

3.3 This Agreement has been duly authorized, validly executed and delivered by the Subscriber.

3.4 The Subscriber has satisfied himself or herself as to the full observance of the laws of his or her jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within his jurisdiction for the purchase of the Shares; (ii) any foreign exchange restrictions applicable to such purchase; (iii) any governmental or other consents that may need to be obtained; (iv) the income tax and other tax consequences, if any, that may be relevant to an investment in the Shares; and (v) any restrictions on transfer applicable to any disposition of the Shares imposed by the jurisdiction in which the Subscriber is resident.

4. Representations and Warranties of the Company

4.1 The Company represents and warrants to the Subscriber and acknowledges that the Subscriber is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

(a)

The Company is a corporation duly incorporated and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to conduct its business as it is currently being conducted, to enter into this Agreement and to sell the Shares to the Subscriber.

(b)

The execution and delivery by the Company of this Agreement has been duly authorized by all necessary action on the part of the Company, and no further consent or action is required by the Company, its board of directors or its stockholders.

(c)	The issuance of the Shares has been duly authorized by all necessary corporate action of the Company.

(d)

Upon payment of the subscription price and issuance in accordance with the terms and conditions of this Agreement, the Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock.

(e)	The existing stockholders of the Company have no pre-emptive or similar rights to purchase shares of Common Stock from the Company.

(f)

The issue and sale of the Shares by the Company does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its Articles of Incorporation or Bylaws or any agreement or instrument to which the Company is a party.

5. Miscellaneous

5.1 Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. The representation, warranties and agreements will survive the purchase and sale of the Shares.

5.2 Each of the parties hereto will cooperate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

5.3 This Agreement may not be amended except by an instrument in writing signed by each of the parties.

5.4 Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

5.5 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

5.6 If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of this Agreement will be enforceable in accordance with its terms.

5.7 All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to the Investor:

at the address set forth on the
signature page to this Agreement

If to the Corporation:

ImVision Therapeutics Inc.
Feodor-Lynen Str. 5, 30625, Hannover, Germany
Facsimile: +49-511-538-896-66
Attention: Dr. Martin Steiner, Chief Executive Officer

All such notices and other communications will be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery, (c) in the case of delivery by internationally-recognized express courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following mailing.

5.8 The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

5.9 This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

5.10 This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

5.11 This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

5.12 The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

5.13 Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date of its acceptance by the Company.

5.14 The schedules and exhibits are attached to this Agreement and incorporated herein.

IN WITNESS WHEREOF, this Subscription Agreement is executed as of the day and year first written above.

Number of Shares Subscribed For:	Shares

Per Share Purchase Price:	$0.40 per Share

Aggregate Purchase Price:	$

Signature of Subscriber or Authorized Signatory of Subscriber:

Name and Title of Authorized Signatory of Subscriber (if Subscriber is not an individual):

Name of Subscriber:

Address of Subscriber:

ACCEPTED BY:

IMVISION THERAPEUTICS INC.

Signature of Authorized Signatory:

Name of Authorized Signatory:

Position of Authorized Signatory:

Date of Acceptance: